Gradison Division
                     McDonald & Company Securities, Inc.
                            580 Walnut Street
                         Cincinnati, Ohio 45202
                             (513) 579-5076

                            February 5, l996

Gradison-McDonald Municipal Custodian Trust
580 Walnut Street
Cincinnati, Ohio 45202

Dear Sir or Madam:

Reference is made to the registration of shares of beneficial interest without par value of the Gradison-McDonald Municipal Custodian Trust to be made with the Securities and Exchange Commission (such shares are hereinafter referred to as the "Shares").

I wish to advise you that I have reviewed the Trust's Declaration of Trust, its By-Laws, the record of proceeding of its shareholders and trustees from the date of its organization until the present time, and such other documents and questions of law as I deem necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Trust had authority to issue the Shares and that, assuming such Shares were issued pursuant to the terms, provisions and conditions set forth in the then current Registration Statement of the Trust, under the Securities Act of l933, as amended, (Registration No. 33-48613), the Shares were validly issued, fully paid and nonassessable.

                 Respectfully submitted,
                 |S| Richard M. Wachterman
                 Richard M. Wachterman
                 General Counsel